                             GENCOR INDUSTRIES, INC.

                      COMPUTATIONS OF NET INCOME PER SHARE
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                                                                                                                          EXHIBIT 11

                                                                    Three Months Ended          Nine Months Ended
                                                                         June 30,                   June 30,
                                                                 ------------------------    --------------------------

                                                                     1997         1996           1997           1996
                                                                 ----------    ----------    ----------      ----------
Earnings per share
Net income                                                       $2,335,735    $1,579,000    $4,479,042      $2,156,000
                                                                 ==========    ==========    ==========      ==========

Average number of shares outstanding                              4,155,434     3,560,728     4,010,105       3,558,210
                                                                 ==========    ==========    ==========      ==========

Net income per share                                             $     0.56    $     0.44    $     1.12      $     0.61
                                                                 ==========    ==========    ==========      ==========



Additional primary computation

Average number of shares outstanding                              4,155,434     3,560,728     4,010,105       3,558,210
Add dilutive effect of outstanding options
  (as determined by the application of the
   treasury stock method)                                           653,884        20,736       573,422          20,016
                                                                 ----------    ----------    ----------      ----------
Average number of shares outstanding,
  as adjusted                                                     4,809,318     3,581,464     4,583,527       3,578,226
                                                                 ==========    ==========    ==========      ==========

Net income per share                                             $     0.49    $       44(A) $     0.98      $       60(A)
                                                                 ==========    ==========    ==========      ==========

Additional fully diluted computation

Average number of shares outstanding                              4,155,434     3,560,728     4,010,105       3,558,210
Add dilutive effect of outstanding options
  (as determined by application of the
  treasury stock method)                                            724,324        20,736       724,324          21,086
                                                                 ----------    ----------    ----------      ----------
Average number of shares outstanding,
  as adjusted                                                     4,879,758     3,581,464     4,734,429       3,579,296
                                                                 ==========    ==========    ==========      ==========

Net income per share                                             $     0.48    $       44(A) $     0.95       $      60(A)
                                                                 ----------    ----------    ----------      ----------
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(A) This calculation is submitted in accordance with Regulations S-K Item 601
    (b)(11), although it is not required by footnote to paragraph 14 of APB
    Opinion No. 15 because it results in dilution of less than 3%.